Chrysler Group LLC Reports November 2012 U.S. Sales Increased 14 Percent; Best November Sales in Five Years

•	Best November sales since 2007

•	32nd-consecutive month of year-over-year sales gains

•	Chrysler, Dodge, Ram Truck, and FIAT brands each post sales increases in November compared with same month a year ago

•	FIAT brand sales up 123 percent in November; largest year-over-year percentage increase of any Chrysler Group brand

•	Fiat 500 sets sales record for month of November

•	FIAT brand expands product lineup with four additional models at Los Angeles Auto Show – Fiat 500e, Fiat 500L, Fiat 500L Trekking, and Fiat 500 Abarth Cabrio

•	Dodge brand sales up 32 percent; best November sales since 2007

•	Dodge Journey full-size crossover sets sales record for month of November with 77 percent sales gain

•	Dodge Grand Caravan sales increase 42 percent; best November sales since 2007

•	Dodge Charger sales up 24 percent; best November sales since 2007

•	Dodge Avenger mid-size sedan posts sizeable 26 percent sales increase

•	Dodge brand re-introduces legendary Charger Daytona at Los Angeles Auto Show

•	Ram Truck brand sales up 23 percent versus same month a year ago; best November sales since 2007

•	Ram pickup truck posts 23 percent sales gain; named ‘Truck of the Year’ by Ruedas ESPN, the leading Spanish automotive radio show in U.S.

•	Ram Truck brand to develop new large van for North American market; sales slated to begin third quarter of 2013

•	Ram Truck brand launches new Ram Commercial truck division

•	Chrysler brand sales up 1 percent; best November sales since 2008

•	Chrysler 300 flagship sedan posts 17 percent sales gain

•	Chrysler Town & Country minivan sales up 3 percent in November; best November sales since 2009

•	Jeep® Wrangler sets sales record for month of November with 12 percent increase

•	Jeep Wrangler receives two 2013 Best Resale Value Awards from Kelley Blue Book’s kbb.com

•	Jeep brand introduces new, limited-production Wrangler Rubicon 10th-Anniversary Edition at Los Angeles Auto Show

•	Best Jeep Grand Cherokee sales since 2005; second best sales month this year

•	Jeep Patriot, America’s best priced SUV, had its strongest November sales since 2007

•	Dodge Dart, Ram 1500 and SRT Viper earn 2013 Hispanic Motor Press Awards

Dec. 3, 2012, Auburn Hills, Mich. – Chrysler Group LLC today reported U.S. sales of 122,565 units, a 14 percent increase compared with sales in November 2011 (107,172 units), and the group’s best November sales since 2007.

The Chrysler, Dodge, Ram Truck and FIAT brands each posted year-over-year sales gains in November compared with the same month last year. The FIAT brand’s 123 percent increase was the largest sales gain of any Chrysler Group brand for the month. November marked Chrysler Group’s 32nd-consecutive month of year-over-year sales gains.

“Even with all the talk of a looming fiscal cliff, Chrysler Group is well positioned for a strong sales finish to the year,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Our November sales were up 14 percent and we extended our sales streak to 32-consecutive months of year-over-year sales gains. We are expecting a strong December as the industry continues to recover from the East Coast hurricane and consumers continue to respond to our popular year-end Big Finish event.”

Models that contributed to Chrysler Group’s 14 percent sales increase include the Fiat 500, the Dodge Journey full-size crossover, and the iconic Jeep® Wrangler sport-utility vehicle, each setting a sales record for the month of November. The Journey’s 77 percent sales gain was the largest percentage increase of any Dodge brand model in November.

Two Chrysler Group sedans weighed in with significant sales increases in November. Sales of the sporty Dodge Avenger mid-size sedan were up 26 percent while the flagship Chrysler 300 full-size sedan recorded a 17 percent sales gain in November. The Dodge Grand Caravan minivan and the Ram pickup truck each posted sizeable gains as well in November.

Chrysler Group finished the month with a 90-days supply of inventory (442,241 units). U.S. industry sales figures for November are projected at an estimated 15.3 million units Seasonally Adjusted Annual Rate (SAAR).

November 2012 U.S. Sales Highlights by Brand

FIAT Brand

Fiat 500 sales were up a hefty 123 percent, a sales record for the month of November. It was the ninth-consecutive month this year in which the Fiat 500 has set a sales record, including an all-time sales record in September. Sales of the Fiat 500 hatchback were up 143 percent in November while the Fiat 500 Cabrio posted a 41 percent year-over-year sales gain.

The FIAT brand expanded its product family with four additional Fiat 500 models during last week’s Los Angeles Auto Show media preview. The 2013 Fiat 500e features an all-new battery-electric powertrain; the 2014 Fiat 500L adds two doors plus spacious seating for five; the 2014 Fiat 500L Trekking expands the appeal and practicality of the Fiat 500L with distinct, rugged looks; and the 2013 Fiat 500 Abarth Cabrio combines turbocharged, track-capable performance with a clever open-top design.

Dodge Brand

Dodge brand sales were up 32 percent in November, the brand’s best November sales in five years and its 18th-consecutive month of year-over-year sales gains. Dodge brand sales of 40,075 units represented the largest sales volume of any Chrysler Group brand in November.

Three Dodge models posted significant double-digit percentage increases in November. The versatile Dodge Journey crossover set a sales record for the month of November with its 77 percent increase, the largest percentage increase of any Dodge brand model during the month. November marked the eighth month this year in which the Journey has set a sales record, including an all-time sales record in August. The Dodge Grand Caravan, the brand’s volume leader for the month, posted a 42 percent sales gain, the minivan’s 11th-consecutive month of year-over-year sales gains and its best November sales in five years. Sales of the Dodge Avenger mid-size sedan were up a substantial 26 percent compared with the same month a year ago. Sales of the Dodge Durango SUV, with its spacious three-row, seven-passenger interior, increased 4 percent in November versus the same month last year.

Consumers continue to respond strongly to the all-new 2013 Dodge Dart. Calendar year to date, the average transaction price for a Dart is more than $22,000, the highest average transaction price in the compact car segment and more than $5,000 higher than Dodge’s previous compact car, the Dodge Caliber. In addition the Dart just received its 20th award when it was named “Best Sedan” by Ruedas ESPN, the leading Spanish-language automotive radio show in the U.S. The Dart also was recognized by the Hispanic Motor Press Association with a 2013 Hispanic Motor Press Award in the Compact Car category. The awards recognize the most impressive overall new vehicles of the calendar year as judged by an all Latino panel.

The Dodge brand re-introduced the legendary Charger Daytona at the Los Angeles Auto Show last month. Available in Charger R/T and Charger R/T Road & Track trim levels, the 2013 Dodge Charger Daytona brings back the unique style of the historic Daytona package with all the modern performance and technology offered in the current Charger lineup. Just 2,500 units of the Daytona will be produced in this limited-production run.

Ram Truck Brand

Ram Truck brand sales were up 23 percent in November, the brand’s best November sales in five years. The Ram pickup truck, Chrysler Group’s volume leader, extended its streak of year-over-year sales gains to 31-consecutive months. Sales of the Ram pickup truck were up 23 percent in November versus the same month a year ago. It was the pickup truck’s best November sales performance in five years. The Heavy Duty Ram led the way, up 26 percent, while sales of the Light Duty Ram trucks increased 24 percent.

The Ram 1500 took home four major awards during November including “Urban Truck of the Year” from Decisive Magazine in conjunction with its “2013 Urban Vehicles of the Year” list, and “Truck of the Year” at the 2012 Ruedas ESPN Awards in Miami. The pickup truck was honored with a 2013 Automotive Excellence Award from Popular Mechanics magazine in the “Hauling Category” and was recognized by the Hispanic Motor Press Association with a 2013 Hispanic Motor Press Award in the Pickup Truck category.

The Ram Cargo Van posted a 226 percent sales increase compared with the same month last year, setting a sales record for the month of November. The Ram Truck brand announced last week at the Los Angeles Auto Show that it will develop a new large van for the North American market, which will go on sale beginning in the third quarter of 2013. The 2014 Ram ProMaster will compete with other full-size commercial vans.

The Ram Truck brand also announced in Los Angeles that it is launching a new division to focus on commercial truck development, sales and support in a growing market. The new Ram Commercial organization offers a full line of industrial-strength trucks built for workers and businesses to provide maximum capability and productivity while delivering low total cost of ownership.

Chrysler Brand

Chrysler brand sales were up 1 percent in November, the brand’s best November sales in four years. The Chrysler brand extended its streak of year-over-year sales gains to 17-consecutive months in November. Sales of the brand’s flagship Chrysler 300 sedan were up 17 percent compared with the same month last year, the full-size sedan’s 13th-consecutive month of year-over-year sales gains. Sales of the Chrysler Town & Country minivan were up 3 percent versus the same month a year ago. The Chrysler brand unveiled the 2013 Town & Country S model at the Los Angeles Auto Show last week. The Town & Country S is the latest “S” model in the Chrysler brand lineup, joining the 200 sedan and convertible and the 300 sedan. The Town & Country S gets exterior and interior enhancements designed for active and style-minded consumers, as well as certain standard equipment commonly associated with top-line models.

Jeep® Brand

Jeep brand sales were down 3 percent in November due to the end of Jeep Liberty production in August and some lingering effects of Hurricane Sandy on Chrysler Group dealerships in the Northeast, one of the Jeep brand’s strongest markets. The Jeep Wrangler set a sales record for the month of November with its 12 percent sales gain. For the third consecutive year, the Wrangler has been named Best Resale Value in its class by Kelley Blue Book’s kbb.com. The Wrangler also landed on kbb.com’s Top 10 list for the second year in a row. These prestigious awards honor vehicles expected to maintain the greatest proportion of their original list price after five years of ownership. November was the eighth month this year in which the Wrangler has set a sales record, including an all-time sales record in June.

The Jeep Grand Cherokee – the most awarded SUV ever – had its best November sales since 2005. The Grand Cherokee posted sales of 13,619 units, the model’s second best sales month this year. Sales of the Jeep Patriot, designed to appeal to compact-SUV buyers who want traditional Jeep styling with best-in-class off-road capability at an affordable price, were up 4 percent, the model’s best November in five years. The Jeep brand introduced the new 2013 Jeep Patriot Freedom Edition in November. It joins the previously announced Wrangler Freedom Edition as a tribute to United States military members past and present.

The Jeep brand, to celebrate the 10th anniversary of the wildly popular Jeep Wrangler Rubicon model, also introduced a new, limited-production 2013 Wrangler Rubicon 10th Anniversary Edition at the Los Angeles Auto Show last week. It is the most capable factory-produced Jeep Wrangler ever, packed with equipment that die-hard, off-road enthusiasts love. The Rubicon 10th Anniversary edition will arrive in showrooms in the spring of 2013.

Chrysler Group LLC U.S. Sales Summary Thru November 2012

	Month Sales		Vol % Change	Sales CYTD		Vol % Change
Model	Curr Yr	Pr Yr		Curr Yr	Pr Yr
500	3,603	1,618	123%	40,065	17,444	130%
FIAT BRAND	3,603	1,618	123%	40,065	17,444	130%

200	7,371	8,065	–9%	116,396	77,820	50%
Sebring	0	0		0	2,380	–100%
300	4,759	4,066	17%	63,572	31,143	104%
PT Cruiser	0	0		0	1,328	–100%
Town & Country	6,636	6,446	3%	102,486	84,701	21%
CHRYSLER BRAND	18,766	18,577	1%	282,454	197,372	43%

Compass	2,715	4,262	–36%	37,104	43,454	–15%
Patriot	4,174	4,013	4%	57,444	50,247	14%
Wrangler	10,337	9,225	12%	130,124	111,045	17%
Liberty	4,202	5,201	–19%	71,975	60,523	19%
Grand Cherokee	13,619	13,545	1%	137,613	110,398	25%
Commander	0	0		0	105	–100%
JEEP BRAND	35,047	36,246	–3%	434,260	375,772	16%

Caliber	32	1,202	–97%	10,145	33,632	–70%
Dart	4,489	0	New	19,198	0	New
Avenger	7,132	5,643	26%	89,508	57,807	55%
Charger	6,316	5,099	24%	74,725	62,878	19%
Challenger	2,868	2,996	–4%	39,177	36,250	8%
Viper	0	5	–100%	20	161	–88%
Journey	6,569	3,711	77%	71,875	50,445	42%
Caravan	8,578	6,053	42%	127,308	98,983	29%
Nitro	0	1,661	–100%	3,269	22,445	–85%
Durango	4,091	3,947	4%	37,373	46,891	–20%
DODGE BRAND	40,075	30,317	32%	472,598	409,492	15%

Dakota	0	449	–100%	490	11,748	–96%
Ram P/U	24,337	19,739	23%	263,152	218,749	20%
Cargo Van	737	226	226%	6,401	518	New
RAM BRAND	25,074	20,414	23%	270,043	231,015	17%

TOTAL CHRYSLER GROUP LLC	122,565	107,172	14%	1,499,420	1,231,095	22%

TOTAL CAR	36,570	28,694	27%	452,806	319,518	42%
TOTAL TRUCK	85,995	78,478	10%	1,046,614	911,580	15%